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                                                                   EXHIBIT 2.1.1

                                                                  EXECUTION COPY

                              AMENDATORY AGREEMENT

         THIS AMENDATORY AGREEMENT (this "AGREEMENT"), dated as of May 29, 2002, is by and among Newfield Exploration Company, a Delaware corporation ("PARENT"), Newfield Operating Company, a Texas corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and EEX Corporation, a Texas corporation ("COMPANY").

         WHEREAS, the parties to this Agreement also are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT");

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the date of this Agreement, as follows:

         1. The parties hereto hereby amend Section 3.2(d) of the Merger Agreement by replacing the numbers "42,487,395" and "42,875,395" each time they appear in such section with the number "42,574,298."

         2. The parties hereto hereby amend Section 5.2(a)(i) of the Merger Agreement by replacing the number "45,261,333" with the number "44,393,341."

         3. The parties hereto hereby amend Section 6.1(f) of the Merger Agreement by deleting the word "and" appearing immediately prior to clause (iii) of such section and by inserting the following immediately prior to the semi-colon at the end of such section: "and (iv) the issuance of 86,903 restricted shares of Company Common Stock pursuant to the EEX Corporation 1998 Stock Incentive Plan to non-employee directors of Company in connection with Company's 2002 annual meeting of shareholders."

         4. The parties hereto hereby amend Section 7.14(b)(ii) by inserting the phrase "(free and clear of all Liens)" immediately after the word "acquire" and immediately before the word "all."

         5. The parties hereto hereby amend Section 7.14(b)(iii) by replacing the phrase "liens, encumbrances or other security interests" with the word "Liens."

         6. The Merger Agreement, as amended by the foregoing provisions of this Agreement, is hereby restated in its entirety as set forth in Annex A hereto.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                      NEWFIELD EXPLORATION COMPANY


                                      By: /s/ Brian L. Rickmers
                                         --------------------------------------
                                          Brian L. Rickmers
                                          Controller


                                      EEX CORPORATION


                                      By: /s/ Richard L. Edmonson
                                         ---------------------------------------
                                          Richard L. Edmonson
                                          Senior Vice President, General Counsel
                                            and Corporate Secretary












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